FOR IMMEDIATE RELEASE

Contact: David W. Curtis
         President and Chief Executive Officer
         (508) 587-3210


               CAMPELLO BANCORP, INC. ANNOUNCES EXTENSION OF STOCK
              OFFERING AND INCREASED MAXIMUM PURCHASE LIMITATIONS

Brockton, Massachusetts, October 17, 2008 - Campello Bancorp, Inc. (the "Company"), the proposed holding company for The Community Bank, A Massachusetts Co-Operative Bank, announced today that it has extended the community offering portion of its initial public offering until October 30, 2008. Orders for common stock that were received by the October 15, 2008 offering deadline were not sufficient to reach the minimum of the offering range. Those orders will be maintained by the Company, with interest continuing to accrue on subscribers' funds, until the offering is completed.

The Company also announced that it has increased both the individual and "in concert" maximum purchase limits from 30,000 shares and 40,000 shares, respectively, to 85,000 shares. The revised purchase limits pertain to aggregate purchases made in all categories of the offering combined.

Finally, the Company announced that, subject to market conditions, independent appraiser review and regulatory approvals, the Company expects to sell in the aggregate between 1,700,000 shares (the minimum of the offering range stated in the Company's prospectus dated September 11, 2008) and 2,000,000 shares (the midpoint of the offering range stated in the Company's prospectus dated September 11, 2008).

During the extended community offering, orders to purchase common stock may be placed by any person who received offering materials during the original subscription and community offering period, whether or not such person submitted an order by October 15, 2008. Additionally, other members of the public may request offering materials by contacting the Stock Information Center at 1-(866) 936-6150, Monday through Friday between 10:00 a.m. and 4:00 p.m., Massachusetts time. Stock order forms, plus full payment, must be received by 12:00 noon, Massachusetts time, on October 30, 2008.

The $10.00 per share price and other offering terms described in the Company's prospectus apply during the extended community offering, except for the increased maximum purchase limits.

Consummation of the offering remains subject to, among other things, the sale of at least 1,700,000 shares, the approval of the conversion by the members of The Community Bank, A Massachusetts Co-Operative Bank, and the receipt of regulatory approvals.

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This press  release  contains  forward-looking  statements  about the  offering.
Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs
such  as  "will,"  "would,"   "should,"   "could,"  or  "may."   Forward-looking
statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in
which  Campello   Bancorp,   Inc.  and  The  Community   Bank,  A  Massachusetts
Co-Operative Bank are engaged.

The shares of common stock offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency, or by the Share Insurance Fund. A registration statement relating to the common stock has been filed with the Securities and Exchange Commission. This press release is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus of Campello Bancorp, Inc. forming part of the registration statement.